AMENDMENT NUMBER FOUR TO CREDIT AGREEMENT AND WAIVER AND AMENDMENT NUMBER THREE TO SECURITY AGREEMENT

This AMENDMENT NUMBER FOUR TO CREDIT AGREEMENT AND WAIVER AND AMENDMENT NUMBER THREE TO SECURITY AGREEMENT (this “Amendment”), dated as of January 31, 2011, is entered into by and among POWERWAVE TECHNOLOGIES, INC., a Delaware corporation (“Borrower”), the lenders identified on the signature pages hereof (such lenders, and the other lenders party to the below defined Credit Agreement, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company (formerly known as Wells Fargo Foothill, LLC), as the arranger and administrative agent for the Lender Group (“Agent”), and in light of the following:

W I T N E S S E T H

WHEREAS, Borrower, Lenders, and Agent are parties to that certain Credit Agreement, dated as of April 3, 2009 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrower and Agent are parties to that certain Security Agreement, dated as of April 3, 2009 (as amended, restated, supplemented, or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, Borrower has informed Agent that the following Events of Default have occurred and are continuing (collectively, the “Designated Events of Default”):

(a)           Borrower failed to provide Agent with a copy of the Powerwave Technologies 2010 Omnibus Incentive Plan a Material Contract, within the time period required pursuant to Section 5.14 of the Credit Agreement,

(b)           Borrower failed to notify Agent within the time period required under Section 6 of the Security Agreement of its application for and/or registration of certain of the Patents (as defined in the Security Agreement) or applications identified in Schedule 4.13 attached in Exhibit C hereto,

(c)           Borrower failed deliver to Agent within the time period required in the Security Agreement a duly executed Pledged Interests Addendum (as defined in the Security Agreement) with respect to the shares it acquired of Powerwave UK, Ltd. after the Closing Date, and

(d)           Borrower and its Subsidiaries kept Inventory and Equipment prior to the date hereof at the addresses listed in Schedule 4.25 attached in Exhibit C hereto, which addresses are not listed on Schedule 4.25 of the Credit Agreement, in violation of Section 5.15 of the Credit Agreement.

WHEREAS, Borrower has requested that Agent and the Lenders waive the Designated Events of Default;

WHEREAS, Borrower has requested that Agent and Lenders make certain amendments to the Credit Agreement and the Security Agreement; and

WHEREAS, upon the terms and conditions set forth herein, the parties hereby agree to amend the Credit Agreement and Security Agreement as follows.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms.  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement, as amended hereby.

2. Amendments to Credit Agreement.

(a) Schedule 1.1 to the Credit Agreement is hereby amended by amending and restating, or adding (as applicable) the following definitions in the appropriate alphabetical order:

““Alcatel Percentage” means 20%.”

““Approved Currency” means Euros, Pounds and any other currency acceptable to and approved in writing by Issuing Lender and Agent in each of their sole and absolute discretion from time to time.”

““Bank Product” means any one or more of the following financial products or accommodations extended to Borrower or its Subsidiaries by a Bank Product Provider:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.”

““Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower or its Subsidiaries.”

““Bank Product Provider” means Wells Fargo or any of its Affiliates (including WFF).”

““Bank Product Reserve” means, as of any date of determination, the Dollar amount of reserves that Agent has determined it is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to Borrower and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.”

““Base LIBOR Rate” means the rate per annum rate appearing on Bloomberg L.P’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.”

““Base Rate” means the greatest of (a) the Federal Funds Rate plus ½%, (b) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate, and (c) the Base LIBOR Rate (for an interest period of 1 month, which shall be determined on a daily basis).”

““Base Rate Margin” means, as of any date of determination, the applicable margin set forth in the following table that corresponds to the Average Availability of Borrower for the most recent fiscal quarter as calculated by Agent; provided, however, that any time an Event of Default has occurred and is continuing, the Base Rate Margin shall be set at the margin in the row styled “Level III”:

Level	Average Availability	Base Rate Margin
I	> $33,335,000	2.00 percentage points
II	< $33,335,000 but > $16,665,000	2.25 percentage points
III	< $16,665,000	2.50 percentage points

The Base Rate Margin shall be calculated as of the end of each fiscal quarter and, except as set forth in the foregoing proviso, shall be re-determined quarterly on the first day of each quarter.”

““Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement,  merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.”

““Commencement Date” has the meaning specified therefor in the definition of Financial Covenant Period.”

““Convertible Notes Redemption” means the optional redemption of the 1.875% Convertible Notes or the 3.875% Convertible Notes by Borrower so long as:  (a) such redemption is permitted by applicable law and the 1.875% Convertible Notes Indenture or the 3.875% Convertible Notes Indenture (as applicable), (b) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (c) both before and after giving effect to such redemption, Domestic Liquidity is greater than or equal to $15,000,000 (of which there must be Availability of at least $10,000,000).”

““Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified the Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.”

““Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).”

““Designated Senior Indebtedness” has the meaning specified therefor in (a) the 1.875% Convertible Notes Indenture, (b) the 3.875% Convertible Notes Indenture, and (c) each Permitted Convertible Notes Refinancing Indenture.”

““Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in Dollars based on the Exchange Rate in effect on the Business Day of determination.”

““Domestic Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit that are payable in Dollars.”

““Domestic Liquidity” means the sum of (a) Availability plus (b) Qualified Cash.”

““Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.”

““Exchange Rate” means, on any day with respect to any currency, the rate at which such currency may be exchanged into any other currency (including Dollars), as published in The Wall Street Journal (Eastern Edition) on such day for such currency.  In the event that such rate does not appear on The Wall Street Journal (Eastern Edition), the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of Wells Fargo in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.”

““Financial Covenant Period” means a period which shall commence on any date (the “Commencement Date”) on which Availability is less than $15,000,000 and shall continue until the later of:

(a) the date that is the last day of the second full fiscal quarter after the Commencement Date, and

(b) the last day of the fiscal quarter in which Average Availability for a period of 90 consecutive days after the Commencement Date is greater than or equal to $15,000,000.”

““Fixed Charges” means, with respect to any fiscal period and with respect to Borrower determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, and (c) all federal, state, and local income taxes accrued during such period.”

““Fixed Charge Coverage Ratio” means, with respect to Borrower and its Subsidiaries for any period, the ratio of (i) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (ii) Fixed Charges for such period.”

““Foreign Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit that are payable in a currency other than Dollars, calculated as if such Letters of Credit are payable in Dollars based on the Exchange Rate as of such date of determination.”

““Hedge Agreement” means any and all agreements or documents, including any “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code, now existing or hereafter entered into by Borrower or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.”

““Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Product Providers.”

““Hedge Provider” means Wells Fargo or any of its Affiliates.”

““Interest Expense” means, for any period, the aggregate of the interest expense of Borrower for such period, determined on a consolidated basis in accordance with GAAP.”

““Issuing Lender” means WFF or any other Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 2.11 of the Agreement and the Issuing Lender shall be a Lender.”

““Letter of Credit” means a letter of credit issued by Issuing Lender or a letter of credit issued by Underlying Issuer, as the context requires.”

““Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Commitment in an amount equal to the sum of 105% of the then existing Domestic Letter of Credit Usage plus 115% of the Dollar Equivalent of the then existing Foreign Letter of Credit Usage, (b) causing the Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to the Agent (in its sole discretion) in an amount equal to the sum of 105% of the then existing Domestic Letter of Credit Usage plus 115% of the Dollar Equivalent of the then existing Foreign Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).”

““Letter of Credit Disbursement” means a payment made by Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.”

““LIBOR Rate Margin” means, as of any date of determination, the applicable margin set forth in the following table that corresponds to the Average Availability of Borrower for the most recent fiscal quarter as calculated by Agent; provided, however, that any time an Event of Default has occurred and is continuing, the LIBOR Rate Margin shall be set at the margin in the row styled “Level III”:

Level	Average Availability	LIBOR Rate Margin
I	> $33,335,000	2.75 percentage points
II	< $33,335,000 but > $16,665,000	3.00 percentage points
III	< $16,665,000	3.25 percentage points

The LIBOR Rate Margin shall be calculated as of the end of each fiscal quarter and, except as set forth in the foregoing proviso, shall be re-determined quarterly on the first day of each quarter.”

““Loan Documents” means the Agreement, the Account Charge Agreement, the Bank Product Agreements, any Borrowing Base Certificate, the Controlled Account Agreements, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the Flow of Funds Agreement, any Guaranty, any intercompany subordination agreement, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to a member of the Lender Group, any letter of credit application entered into by Borrower in connection with the Agreement, and any other agreement entered into, now or in the future, by  Borrower or any of its Subsidiaries and the Lender Group in connection with the Agreement.”

““Maturity Date” means August 15, 2014.”

““Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by Borrower or any other Loan Party to an Underlying Issuer now or hereafter arising from or in respect of an Underlying Letter of Credit, and (c) all Bank Product Obligations.  Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.”

““Permitted Intercompany Advances” means loans made by Borrower to any of its Subsidiaries in the ordinary course of business for purposes of funding such Subsidiaries’ operating expenses so long as (i) no Event of Default has occurred and is continuing or would result therefrom, and (ii) both before and immediately after giving effect to such loan, Borrower has Domestic Liquidity of greater than or equal to $15,000,000 (of which there must be Availability of at least $10,000,000).”

““Permitted Preferred Stock” means and refers to any Preferred Stock that is not Prohibited Preferred Stock that is issued by Borrower and the proceeds of which are used solely to repurchase or redeem the 1.875% Convertible Notes or the 3.875% Convertible Notes in connection with a transaction that is permitted under the Agreement.”

““Pounds” means pounds sterling, the single currency of the United Kingdom.”

““Pro Rata Share” means, as of any date of determination:

(a)           with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,

(b)           with respect to a Lender’s obligation to participate in Letters of Credit and Reimbursement Undertakings, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Commitments had not been terminated or reduced to zero and based upon the Commitments as they existed immediately prior to their termination or reduction to zero, and

(c)           with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate amount of Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances, by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Commitments had not been terminated or reduced to zero and based upon the Commitments as they existed immediately prior to their termination or reduction to zero.”

““Reimbursement Undertaking” has the meaning specified therefor in Section 2.11(a) of the Agreement.”

““Underlying Issuer” means Wells Fargo or one of its Affiliates.”

““Underlying Letter of Credit” means a Letter of Credit that has been issued by an Underlying Issuer.”

““WFF” means Wells Fargo Capital Finance, LLC, a Delaware limited liability company (formerly known as Wells Fargo Foothill, LLC, a Delaware limited liability company).”

(b) Schedule 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “1.875% Convertible Senior Subordinated Notes”, “1.875% Convertible Senior Subordinated Notes Indenture”, “L/C”, “L/C Disbursement”, “L/C Undertaking”, “Margin”, and “Risk Participation Liability” in their entirety.

(c) The definition of “Eligible Accounts” appearing on Schedule 1.1 to the Credit Agreement is hereby amended by amending and restating clauses (i) through (r) and adding new clauses (s) and (t) in their entirety as follows:

“(i)           Accounts with respect to an Account Debtor (other than Team Alliance, Samsung, Nokia, Alcatel, or Ericsson) and its Affiliates whose total obligations owing to Borrower exceed 10% (such percentage, as applied to a particular Account Debtor and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor or its Affiliates deteriorates) of the obligations in respect of all Eligible Accounts and Eligible Foreign Accounts, to the extent of the obligations owing by such Account Debtor and its Affiliates in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts and Eligible Foreign Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j)           Accounts with respect to Nokia to the extent that the obligations owing by Nokia exceed 40% (such percentage, as applied to Nokia, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Nokia deteriorates) of the obligations in respect of all Eligible Accounts and Eligible Foreign Accounts; provided, however, that the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts and Eligible Foreign Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(k)           Accounts with respect to Team Alliance to the extent that the obligations owing by Team Alliance exceed 30% (such percentage, as applied to Team Alliance, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Team Alliance deteriorates) of the obligations in respect of all Eligible Accounts and Eligible Foreign Accounts; provided, however, that the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts and Eligible Foreign Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(l) Accounts with respect to Samsung to the extent that the obligations owing by Samsung exceed 15% (such percentage, as applied to Samsung, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Samsung deteriorates) of the obligations in respect of all Eligible Accounts and Eligible Foreign Accounts; provided, however, that the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts and Eligible Foreign Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(m)           Accounts with respect to Alcatel to the extent that the obligations owing by Alcatel exceed the Alcatel Percentage (such percentage, as applied to Alcatel, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Alcatel deteriorates) of the obligations in respect of all Eligible Accounts and Eligible Foreign Accounts; provided, however, that the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts and Eligible Foreign Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(n)           Accounts with respect to Ericsson to the extent that the obligations owing by Ericsson exceed 20% (such percentage, as applied to Ericsson, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Ericsson deteriorates) of the obligations in respect of all Eligible Accounts and Eligible Foreign Accounts; provided, however, that the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts and Eligible Foreign Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(o)           Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(p)           Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(q)           Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(r)           Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(s)           Accounts with respect to which the Account Debtor (or its Affiliates) is a Sanctioned Person or Sanctioned Entity, or

(t)           Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.”

(d) The definition of “Permitted Convertible Notes Refinancing” appearing on Schedule 1.1 to the Credit Agreement is hereby amended by amending and restating clause (c)(iii) thereof in its entirety as follows:

“(iii) [intentionally omitted],”

(e) The definition of “Permitted Investments” appearing on Schedule 1.1 to the Credit Agreement is hereby amended by (i) deleting the word “and” appearing at the end of clause (j), (ii) relettering clause (k) as clause (l), and (iii) inserting the following new clause (k) immediately after clause (j):

“(k) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (h) of the definition of Permitted Indebtedness, and”.

(f) The sixth sentence of Section 1.4 of the Credit Agreement is hereby amended by amending and restating such sentence in its entirety as follows:

“Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products, providing Bank Product Collateralization) of all of the Obligations other than (i) unasserted contingent indemnification Obligations, and (ii) any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized.”

(g) Section 1 of the Credit Agreement is hereby amended by adding a new Section 1.6 immediately after Section 1.5 as follows:

“1.6           Exchange Rates.

(a)           The Agent shall determine the Dollar Equivalent of any Letter of Credit denominated in an Approved Currency as of (i) a date on or about the date on which the applicable Issuing Lender receives a request from Borrower for the issuance of such Letter of Credit, (ii) each subsequent date on which such Letter of Credit shall be renewed or extended or the stated amount of such Letter of Credit shall be increased, and (iii) at such other times as may be determined by Agent, in each case using the Exchange Rate for such Approved Currency in relation to Dollars in effect on the date of determination.

(b)           Each amount determined pursuant to clause (a) of this Section shall be the Dollar Equivalent of the applicable Letter of Credit until the next required calculation thereof pursuant to the preceding sentences of this Section 1.6.  Upon the request of Borrower, Agent shall notify Borrower and the applicable Lenders of each calculation of the Dollar Equivalent of each Letter of Credit denominated an Approved Currency.

(c)           Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Approved Currency, such amount shall be the Dollar Equivalent of such Approved Currency amount (rounded to the nearest unit of the Approved Currency, with 0.5 of a unit being rounded upward).”

(h) Section 2.3(b) of the Credit Agreement is hereby amended by inserting the following sentence as the second sentence of such section:

“Anything contained herein to the contrary notwithstanding, the Swing Lender may, but shall not be obligated to, make Swing Loans at any time that one or more of the Lenders is a Defaulting Lender.”

(i) Section 2.3(c) of the Credit Agreement is hereby amended by deleting subsection (iii) in its entirety.

(j) The last sentence of Section 2.3(d)(ii) of the Credit Agreement is hereby amended by amending and restating such sentence in its entirety as follows:

“Each Lender with a Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) or Section 2.3(g), as applicable, for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.”

(k) The third sentence of Section 2.3(e)(i) of the Credit Agreement is hereby amended by amending and restating such sentence in its entirety as follows:

“Subject to the terms and conditions contained herein (including Section 2.3(g)):  (y) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances).”

(l) The third sentence of Section 2.3(e)(iii) of the Credit Agreement is hereby amended by amending and restating such sentence in its entirety as follows:

“If, as of any Settlement Date, Collections or payments of  Borrower or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances.”

(m) Section 2.3(e) of the Credit Agreement is hereby amended by inserting the following new subsection (iv) at the end of such section:

“(iv)           Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).”

(n) Section 2.3 of the Credit Agreement is hereby amended by relettering subsection (g) as subsection (h) and adding the following new subsection (g) immediately after subsection (f):

“(g)           Defaulting Lenders.  Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, repaid by the Defaulting Lender, (B) second, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, repaid by the Defaulting Lender, (C) third, to each non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrower as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(ii).  Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero.  The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which the non-Defaulting Lenders, Agent, and Borrower shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder.  The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender.  Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of the Letters of Credit); provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.”

(o) Section 2.4(b)(ii)(H) of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“(H)           eighth, ratably (i) to pay the principal of all Swing Loans until paid in full, (ii) to pay the principal of all Advances until paid in full, (iii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to the sum of 105% of the then existing Domestic Letter of Credit Usage plus 115% of the Dollar Equivalent of the then existing Foreign Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), and (iv) ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations,”

(p) Section 2.4(b)(ii) is hereby amended by deleting tiers (I) and (J) of such section and replacing such tiers with the following tiers (I), (J), and (K):

“(I)           ninth, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

(J)           tenth, ratably to pay any Obligations owed to Defaulting Lenders; and

(K)           eleventh, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.”

(q) The last sentence of Section 2.5 of the Credit Agreement is hereby amended by amending and restating such sentence in its entirety as follows:

“Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars (which, in the case of a reimbursement obligation (or the Advance that is funded to satisfy such reimbursement obligation) in respect of any Letter of Credit Disbursement with respect to a Letter of Credit that is denominated in an Approved Currency, an amount in Dollars equal to the Dollar Equivalent of the amount of such Letter of Credit Disbursement, as of the time when such Letter of Credit Disbursement is made) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.”

(r) Section 2.6(a) and Section 2.6(b) of the Credit Agreement are hereby amended by amending and restating such sections in their entirety as follows:

“(a)           Interest Rates.  Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b) Letter of Credit Fee.  Borrower shall pay Agent (for the ratable benefit of the Lenders with a Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a per annum rate equal to the LIBOR Rate Margin times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.”

(s) Section 2.10(b) of the Credit Agreement is hereby amended by deleting the reference to “0.75%” and replacing it with “0.50%”.

(t) Section 2.11 of the Credit Agreement is hereby amended by amending and restating Section 2.11 in its entirety as follows:

“2.11           Letters of Credit.

(a)           Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, the Issuing Lender agrees to issue, or cause an Underlying Issuer (including as Issuing Lender’s agent) to issue, a requested Letter of Credit.  If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such Underlying Issuer.  By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by Borrower that Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit).  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, (v) whether such Letter of Credit is to be denominated in Dollars or in an Approved Currency and (vi) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit.  Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of credit, in either case, that supports the obligations of Borrower or its Subsidiaries (1) in respect of (A) a lease of real property, or (B) an employment contract or (2) at any time that one or more of the Lenders is a Defaulting Lender.  The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:

(i) the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances, or

(ii) the Letter of Credit Usage would exceed $30,000,000,

(iii) the Foreign Letter of Credit Usage would exceed $10,000,000,

(iv) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the sum of (A) the Bank Product Reserve, and (B) the outstanding amount of Advances.

Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender including the requirement that the amounts payable thereunder must be payable in Dollars or, subject to the limitations set forth in this Section 2.11, an Approved Currency.  If Issuing Lender makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrower shall pay to Agent an amount equal to the Dollar Equivalent of the applicable Letter of Credit Disbursement (based on the Exchange Rate applicable as of the time when such Letter of Credit Disbursement is made), on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the Dollar Equivalent of such Letter of Credit Disbursement (based on the Exchange Rate applicable as of the time when such Letter of Credit Disbursement is made) immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans.  If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be discharged and replaced by the resulting Advance.  Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b)           Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(a), each Lender with a Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.11(a) (in Dollars based on the Exchange Rate applicable as of the time when such Letter of Credit Disbursement is made) on the same terms and conditions as if Borrower had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Commitment, and each Lender with a Commitment shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of the Dollar Equivalent of any Letter of Credit Disbursement (based on the Exchange Rate applicable as of the time when such Letter of Credit Disbursement is made) made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender with a Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of the Dollar Equivalent each Letter of Credit Disbursement (based on the Exchange Rate applicable as of the time when such Letter of Credit Disbursement is made) made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrower on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded to Borrower for any reason.  Each Lender with a Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of the Dollar Equivalent of each Letter of Credit Disbursement (based on the Exchange Rate applicable as of the time when such Letter of Credit Disbursement is made) pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of the Dollar Equivalent of a Letter of Credit Disbursement (based on the Exchange Rate applicable as of the time when such Letter of Credit Disbursement is made) as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c)           Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable attorneys fees incurred by Issuing Lender, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer.  Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Letter of Credit or by Issuing Lender’s interpretations of any Reimbursement Undertaking even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that none of the Issuing Lender, the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto.  Borrower understands that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer.  Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability (other than Taxes, which shall be governed by Section 16) incurred by them as a result of the Issuing Lender’s indemnification of an Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.  Borrower hereby acknowledges and agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(d)           Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e)           Any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the usage charge imposed by the prospective Underlying Issuer is .825% per annum times the undrawn amount of each Underlying Letter of Credit, that such usage charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f)           If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i)           any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii)           there shall be imposed on the Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking,

and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, guaranteeing, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, however, that Borrower shall not be required to provide any compensation pursuant to this Section 2.11(f) for any such amounts incurred more than 120 days prior to the date on which the demand for payment of such amounts is first made to Borrower; provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent of any amount due pursuant to this Section 2.11(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, constitute prima facie evidence of the amount due.

(g)           Borrower and the Lender Group acknowledge and agree that the letter of credit in the face amount of AED 100,000, having an initial expiration date of August 31, 2009, issued by Underlying Issuer at the request of WFF for the account of Borrower and the benefit of Standard Chartered Bank Dubai shall, as of the Closing Date, be deemed a Letter of Credit for purposes of this Agreement and WFF’s reimbursement obligations to the Underlying Issuer shall be deemed to be a Reimbursement Undertaking hereunder, in each case, subject to all of the terms and conditions of this Agreement (including with respect to any fees or charges payable with respect to Letters of Credit) as if first issued or entered into on the Closing Date.”

(u) Section 4.13 of the Credit Agreement is amended and restated in its entirety as follows:

           “4.13           Intellectual Property.  Borrower and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.13 (as updated from time to time) is a true, correct, and complete listing as of the Closing Date and thereafter as of each date that is the most recent date on which a Compliance Certificate was required to be delivered pursuant to the terms of Section 5.1 with respect to a fiscal period ending on a day that is also the last day of a fiscal quarter of Borrower of all (a) material trademarks, trade names, copyrights, patents, and licenses as to which  Borrower or one of its Subsidiaries is the owner or is an exclusive licensee, and (b) all material licenses of intellectual property of any third party (including any affiliate) to which Borrower or one of its Subsidiaries is a party; provided, however, that Borrower may amend Schedule 4.13 to add additional intellectual property so long as such amendment occurs by written notice to Agent on or prior to the date that is first time that Borrower is required to provide its Compliance Certificate pursuant to Section 5.1 with respect to a fiscal period ending on a day that is also the last day of a fiscal quarter of Borrower following the date of acquisition or creation of such additional intellectual property.”

(v) Section 4.17 of the Credit Agreement is amended and restated in its entirety as follows:

“4.17           Material Contracts.  Set forth on Schedule 4.17 (as updated from time to time) is a list of the Material Contracts of Borrower and its Subsidiaries as of the Closing Date and thereafter as of each date that is the most recent date on which a Compliance Certificate was required to be delivered pursuant to the terms of Section 5.1 with respect to a fiscal period ending on a day that is also the last day of a fiscal quarter of Borrower; provided, however, that Borrower may amend Schedule 4.17 to add additional Material Contracts so long as such amendment occurs by written notice to Agent on the date that is first time that Borrower is required to provide its Compliance Certificate pursuant to Section 5.1 with respect to a fiscal period ending on a day that is also the last day of a fiscal quarter of Borrower following the date of entering into such new Material Contract.  Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against Borrower or its Subsidiary and, to the best of Borrower’s knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(d)), and (c) is not in default due to the action or inaction of Borrower or its Subsidiary.”

(w) Section 4.27(b) of the Credit Agreement is amended and restated in its entirety as follows:

“(b)           The Indebtedness evidenced by this Agreement and the other Loan Documents constitutes Designated Senior Indebtedness under each of the 1.875% Convertible Notes Indenture, the 3.875% Convertible Notes Indenture, and each other Permitted Convertible Notes Refinancing Indenture.  No Designated Senior Indebtedness exists other than the Indebtedness evidenced by this Agreement and the other Loan Documents.”

(x) Section 5.15 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“5.15           Location of Inventory and Equipment.  Keep (a) Borrower’s and its Subsidiaries’ Inventory and Equipment (other than (i) vehicles or Equipment out for repair and (ii) test Equipment delivered to Borrower’s contract manufacturers in the ordinary course of business for use in the manufacture and repair of Borrower’s products) only at the locations identified in Schedule 4.25, and (b) Borrower’s and its Subsidiaries’ chief executive offices only at the locations identified on Schedule 4.6(b); provided, however, that (x) Borrower may amend Schedule 4.25 so long as such amendment occurs by written notice to Agent on or prior to the date that is first time that Borrower is required to provide its Compliance Certificate pursuant to Section 5.1 with respect to a fiscal period ending on a day that is also the last day of a fiscal quarter of Borrower following the date on which such Inventory or Equipment is moved to such new location, (y) Borrower may amend Schedule 4.6(b) to change its chief executive office location so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such chief executive office is relocated and so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides Agent a Collateral Access Agreement with respect such location, and (z) Borrower may amend Schedule 4.6(b) to change the chief executive office location of any of its Subsidiaries so long as such amendment occurs by written notice to Agent on or prior to the date that is first time that Borrower is required to provide its Compliance Certificate pursuant to Section 5.1 with respect to a fiscal period ending on a day that is also the last day of a fiscal quarter of Borrower following the date on which such chief executive office is relocated.  If Borrower enters into a sale leaseback transaction as permitted hereunder with respect to its location at 1801 East St. Andrew Place, Santa Ana, CA 92705, then Borrower shall deliver to Agent a Collateral Access Agreement, in form and substance reasonably satisfactory to Agent, within 30 days of the date of consummation of such sale leaseback transaction.”

(y) Section 6.9(c) of the Credit Agreement is amended and restated in its entirety as follows:

“(c)           Borrower may pay cash dividends on its Permitted Preferred Stock so long as (i) no Event of Default has occurred and is continuing or would result therefrom, and (ii) Domestic Liquidity both before and after giving effect thereto is greater than $15,000,000 (of which there must be Availability of at least $10,000,000).”

(z) Section 7 of the Credit Agreement is amended and restated in its entirety as follows:

“7.           FINANCIAL COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower will comply with each of the following financial covenants:

(a)           Fixed Charge Coverage Ratio.  Have a Fixed Charge Coverage Ratio, measured on a trailing four fiscal quarter basis, as of the end of the fiscal quarter ended immediately preceding the Commencement Date and as of the end of each fiscal quarter ended during such Financial Covenant Period, of at least the required ratio set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
1.1:1.0	For the 12 month period ending April 4, 2011 and for each 12 month period ended as of the end of each fiscal quarter thereafter

(aa) Section 9.1(a) of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“declare the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable, whereupon the same shall become and be immediately due and payable, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower; and”.

(bb) The last sentence of Section 9.1 of the Credit Agreement is hereby amended by amending and restating such sentence in its entirety as follows:

“The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations) inclusive of all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.”

(cc) Section 14.1(a) of the Credit Agreement is hereby amended by (i) deleting the word “or” appearing at the end of clause (xi), (ii) renumbering clause (xii) as clause (xiii), and (iii) adding the following new clause (xii) immediately after clause (xi):

“(xii)           amend, modify, or eliminate Section 15.11, or”.

(dd) Section 14.1(e) of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.”

(ee) Section 14.2(b) of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“(b)           Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due and payable in respect thereof, and (ii) an assumption of its Pro Rata Share of the Letters of Credit).  If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1.  Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.”

(ff) Section 15.1 of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

           “15.1           Appointment and Authorization of Agent.  Each Lender hereby designates and appoints WFF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15.  The provisions of this Section 15 are solely for the benefit of Agent and the Lenders, and Borrower and its Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.  Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of  Borrower and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of  Borrower and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of  Borrower and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to  Borrower or its Subsidiaries, the Obligations, the Collateral, the Collections of  Borrower and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.”

(gg) Section 15.3 and Section 15.4 of the Credit Agreement are hereby amended by amending and restating such sections in their entirety as follows:

           “15.3           Liability of Agent.  None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or the Bank Product Providers) for any recital, statement, representation or warranty made by  Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of  Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to Lenders (or the Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower or its Subsidiaries.

           “15.4           Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and the Bank Product Providers).”

(hh) Section 15.5 of the Credit Agreement is hereby amended by deleting the reference to “Section 8” appearing in the last sentence of such section and replacing such reference with “Section 9”.

(ii) Section 15.6, 15.7, 15.8, 15.9, 15.10, and 15.11 of the Credit Agreement are hereby amended by amending and restating such sections in their entirety as follows:

           “15.6           Credit Decision.  Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider).  Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower.  Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

           15.7           Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrower and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers).  In the event Agent is not reimbursed for such costs and expenses by Borrower or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof.  Whether or not the transactions contemplated hereby are consummated, the Lenders, on a ratable basis, shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

           15.8           Agent in Individual Capacity.  WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFF or its Affiliates may receive information regarding  Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of  Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or the Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include WFF in its individual capacity.

           15.9           Successor Agent.  Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower) and without any notice to the Bank Product Providers.  If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers).  If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit or to make Swing Loans.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders.  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

           15.10           Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with  Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers).  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding  Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of  Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

           15.11           Collateral Matters

(a)           The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which  Borrower or its Subsidiaries owned no interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to  Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement.  The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law.  In connection with any such credit bid or purchase, the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase).  Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers).  Upon request by Agent or Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b)           Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by  Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.”

(jj) Section 15.13, 15.14, and 15.15 of the Credit Agreement are hereby amended by amending and restating such sections in their entirety as follows:

           15.13           Agency for Perfection.  Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

           15.14           Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders (or the Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15           Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).”

(kk) The last sentence of Section 15.17 is hereby amended by amending and restating such sentence in its entirety as follows:

“No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf in connection with its Commitment, nor to take any other action on its behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.”

(ll) Section 17.5 of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

           “17.5           Bank Product Providers.  Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting.  Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution.  Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider.  In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so.  Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.”

(mm) Section 17.9(a) of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“(a)           Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding  Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is not prohibited from providing such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance by Borrower in writing or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (vi) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (vii) in connection with any assignment, participation  or pledge of any Lender’s interest under this Agreement, provided that any such assignee, participant, or pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, (viii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents, and (ix) in connection with the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.  The provisions of this Section 17.9(a) shall survive for 2 years after the payment in full of the Obligations.”

(nn) Section 17.11 of the Credit Agreement is hereby amended by adding the following sentence to the end of such section:

“In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual  background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Expenses hereunder and be for the account of Borrower.

(oo) Section 17.12 of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“17.12                      DESIGNATED SENIOR INDEBTEDNESS.  THE INDEBTEDNESS EVIDENCED BY THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTES DESIGNATED SENIOR INDEBTEDNESS UNDER EACH OF THE 1.875% CONVERTIBLE NOTES INDENTURE, THE 3.875% CONVERTIBLE NOTES INDENTURE, AND EACH OTHER PERMITTED CONVERTIBLE NOTES INDENTURE.”

(pp) Section 17.13 of the Credit Agreement is hereby amended by adding the following sentence to the end of such section:

“The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.”

(qq) Section 17 of the Credit Agreement is hereby amended by adding the following new Section 17.14 at the end of such section:

“17.14           Reliance.  All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto.”

(rr) Section 17 of the Credit Agreement is hereby amended by adding the following new Section 17.15 at the end of such section:

“17.15           Approved Currency.  Each payment required to be made under this Agreement or any other Loan Document in respect of the Obligations shall be made in Dollars.  The specification under this Agreement that payment in respect of the Obligations shall be made in Dollars is of the essence.  The obligation hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery in any other currency (including any tender pursuant to any judgment expressed in or converted into any currency other than Dollars), except to the extent that such tender or recovery results in the effective receipt by the Agent or Lenders, as applicable, of the full amount of Dollars expressed to be payable to the Agent or the Lenders under this Agreement or the other Loan Documents.  If for any reason it is necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Tendered Currency”), the rate of exchange used shall be the Exchange Rate on the Business Day preceding that on which such other currency is tendered to the Agent. The obligation of each Person in respect of any such sum due from it to Agent or any Lender hereunder shall, notwithstanding any tender or any judgment in such Tendered Currency, be discharged only to the extent that the Agent, in accordance with its customary or other reasonable procedures, purchases Dollars with the Tendered Currency so received.  If the amount of Dollars so purchased is less than the sum originally due to Agent or such Lender, as applicable, in Dollars, each Loan Party agrees, as a separate obligation and notwithstanding any judgment, to indemnify the Agent and the Lenders against such loss.”

(ss) Schedule 5.2 to the Credit Agreement is hereby amended by (i) deleting such schedule in its entirety and (ii) inserting the Schedule 5.2 attached hereto as Exhibit A in lieu thereof.

(tt) Exhibit C-1 to the Credit Agreement is hereby amended and restated in its entirety by replacing it with the exhibit attached hereto as Exhibit B in lieu thereof.

(uu) Schedules 4.1(b), 4.1(c), 4.6(b), 4.17, 4.20, and 4.25 to the Credit Agreement are hereby amended by (i) deleting such schedules in their entirety and (ii) inserting the Schedules 4.1(b), 4.1(c), 4.6(b), and 4.25 attached hereto in Exhibit C in lieu thereof.

(vv) Schedule 4.13 to the Credit Agreement is hereby amended by supplementing existing Schedule 4.13 to the Credit Agreement with the items included on Schedule 4.13 attached hereto in Exhibit C.

(ww) Schedule 4.15 to the Credit Agreement is hereby amended by supplementing existing Schedule 4.15 to the Credit Agreement with the items included on Schedule 4.15 attached hereto in Exhibit C.

3. Amendment to Security Agreement.  The definition of “Triggering Event” appearing in Section 1.1 of the Security Agreement is hereby amended by amending and restating such definition as follows:

““Triggering Event” means, as of any date of determination, that (a) an Event of Default has occurred, (b) Domestic Liquidity is less than or equal to $15,000,000 or (c) Availability is less than or equal to  $10,000,000.”

4. Waiver. The provisions of the Credit Agreement and the other Loan Documents to the contrary notwithstanding, and subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, Agent and the undersigned Lenders hereby waive the Designated Events of Default; provided, however, nothing herein, nor any communications among Borrower, Agent, or any Lender, shall be deemed a waiver with respect to any Events of Default, other than the Designated Events of Default, or any future failure of Borrower to comply fully with any provision of the Credit Agreement or any provision of any other Loan Document, and in no event shall this waiver be deemed to be a waiver of enforcement of any of Agent’s or Lenders’ rights or remedies under the Credit Agreement and the other Loan Documents, at law (including under the Code), in equity, or otherwise including, without limitation, the right to declare all Obligations immediately due and payable pursuant to Section 9.1 of the Credit Agreement, with respect to any other Defaults or Events of Default now existing or hereafter arising.  Except as expressly provided herein, Agent and each Lender hereby reserves and preserves all of its rights and remedies against Borrower under the Credit Agreement and the other Loan Documents, at law (including under the Code), in equity, or otherwise including, without limitation, the right to declare all Obligations immediately due and payable pursuant to Section 9.1 of the Credit Agreement.

5. Conditions Precedent to the Effectiveness of this Amendment.  The effectiveness of this Amendment is subject to the fulfillment, to the reasonable satisfaction of Agent (or a written waiver by Agent) of each of the following conditions (such date, the “Amendment Effective Date”):

(a) Agent shall have received this Amendment, duly executed by the parties hereto, and the same shall be in full force and effect;

(b) Agent shall have received a Pledged Interests Addendum (as defined in the Security Agreement), in form and substance satisfactory to Agent, duly executed by the parties thereto, and the same shall be in full force and effect;

(c) Agent shall have received an amendment to the Patent Security Agreement (as defined in the Security Agreement), in form and substance satisfactory to Agent, duly executed by the parties thereto, and the same shall be in full force and effect;

(d) Agent shall have received an amendment to the Fee Letter, duly executed by the parties thereto (the “Fee Letter Amendment”), and the same shall be in full force and effect;

(e) Agent shall have received the Amendment Closing Fee (as defined in the Fee Letter Amendment) in immediately available funds;

(f) Agent shall have received a certificate of status with respect to Borrower, dated within 10 days of the Amendment Effective Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

(g) After giving effect to this Amendment, the representations and warranties herein and in the Credit Agreement and the other Loan Documents shall be true, correct, and complete in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);

(h) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against Borrower or any member of the Lender Group; and

(i) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing or shall result from the consummation of the transactions contemplated herein.

6. Representations and Warranties.  Borrower hereby represents and warrants to the Lender Group as follows:

(a) The execution, delivery, and performance by it of this Amendment and the other Loan Documents to which it is a party (i) have been duly authorized by all necessary action, (ii) do not and will not (A) violate any material provision of any federal, state, or local law or regulation applicable to it or its Subsidiaries, the Governing Documents of it or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on it or its Subsidiaries, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract (other than the Convertible Notes Documents and the agreements, documents and instruments executed in connection with a Permitted Convertible Notes Refinancing (the “Permitted Convertible Notes Refinancing Documents”)) of it or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (C) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Convertible Notes Documents or any Permitted Convertible Notes Refinancing Documents, (D) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, (E) require any approval of any Loan Party’s interestholders or any approval or consent of any Person under any Material Contract (other than the Convertible Notes Documents and the Permitted Convertible Notes Refinancing Documents) of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change or (F) require any approval of any Person under any Convertible Notes Documents or any Permitted Convertible Notes Refinancing Documents, other than consents or approvals that have been obtained and that are still in force and effect.

(b) The execution, delivery, and performance by it of this Amendment do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) consents or approvals that have been obtained and that are still in force and effect, (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Agent for filing or recordation, and (iii) filings to be made with the Securities and Exchange Commission in connection with Borrower’s reporting obligations pursuant to the Securities Exchange Act of 1934, as amended.

(c) This Amendment, and each other Loan Document to which it is or will be a party, when duly executed and delivered by it, will be the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(d) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against Borrower.

(e) No Default or Event of Default has occurred and is continuing as of the date of the effectiveness of this Amendment.

(f) The representations and warranties set forth in this Amendment, the Credit Agreement, as amended by this Amendment and after giving effect hereto, and the other Loan Documents to which it is a party are true, complete, and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall be true, correct and complete in all material respects as of such earlier date).

(g) This Amendment has been entered into without force or duress, of the free will of such Person, and the decision of such Person to enter into this Amendment is a fully informed decision and such Person is aware of all legal and other ramifications of such decision.

(h) It has read and understands this Amendment, has consulted with and been represented by independent legal counsel of its own choosing in negotiations for and the preparation of this Amendment, has read this Amendment in full and final form, and has been advised by its counsel of its rights and obligations hereunder.

(i)           The entire principal amount of all 1.875% Convertible Senior Subordinated Notes due 2024 issued pursuant to that certain Indenture by and among Borrower and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee, entered into in March 2010 (the “Specified Indenture”) were converted into common Stock of the Borrower on December 30, 2010 and all of Borrower’s obligations and liabilities under the Specified Indenture have been satisfied in full and  Borrower is not bound by any  continuing covenants under the Specified Indenture or any documents issued or entered into in connection therewith.

7. Acknowledgments.  Borrower hereby acknowledges, confirms and agrees that

(a) as of January 31, 2011, the aggregate outstanding principal amount of the Loans under the Credit Agreement was $4,988.50 and that such principal amount is payable pursuant to the Credit Agreement as modified hereby without defense, offset, withholding, counterclaim, or deduction of any kind;

(b) Agent, for the benefit of the Lender Group, has and shall continue to have valid, enforceable and perfected first-priority Liens in substantially all of the assets of Borrower (subject only to Permitted Liens), granted to Agent, for the benefit of the Lender Group, pursuant to the Loan Documents; and

(c) (i) each of the Loan Documents to which it is a party has been duly executed and delivered to the Lender Group by Borrower, and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrower contained in such documents and in this Amendment constitute the legal, valid and binding obligations of Borrower and guaranteed indebtedness of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and as of the date hereof Borrower has no valid defense to the enforcement of the Obligations, and (iii) each member of the Lender Group is and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and under applicable law or at equity.

8. Payment of Costs and Fees.  Borrower shall pay to Agent all reasonable out-of-pocket costs and expenses of the Lender Group (including, without limitation, the reasonable fees and disbursements of outside counsel to Agent) incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto.

9. Covenant.  Borrower hereby covenants and agrees that no later than 30 days following the date of this Amendment, Borrower shall deliver to Agent a newly issued original Stock certificate and an original undated Stock power executed in blank with respect to the Stock of Powerwave UK, Ltd. owned by Borrower, each of which shall be in form and substance satisfactory to Agent.   The failure to comply with covenant set forth in this Section 9 within the applicable time frame set forth above shall constitute an immediate Event of Default.

10. Choice of Law and Venue; Jury Trial Waiver.

(a) THE VALIDITY OF THIS AMENDMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AMENDMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 10.

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AMENDMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11. Release.

(a) Effective on the date hereof, Borrower, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges each member of the Lender Group, each of their respective Affiliates, and each of their respective successors in title, past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals and all other persons and entities to whom any member of the Lender Group would be liable if such persons or entities were found to be liable to Borrower (each a “Releasee” and collectively, the “Releasees”), from any and all past, present and future claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character,  whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a “Claim” and collectively, the “Claims”), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforseen, past or present, liquidated or unliquidated, suspected or unsuspected, which Borrower ever had from the beginning of the world to the date hereof, now has, or might hereafter have against any such Releasee for actions, omissions, or events occurring on or before the date hereof which relates, directly or indirectly to the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents.  As to each and every Claim released hereunder, Borrower hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(b) As to each and every Claim released hereunder, Borrower also waives the benefit of each other similar provision of applicable federal or state law, if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

(c) Borrower acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.  Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(d) Borrower, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any claim released, remised and discharged by such Person pursuant to the above release.  Borrower further agrees that it shall not dispute the validity or enforceability of the Credit Agreement or any of the other Loan Documents or any of its obligations thereunder, or the validity, priority, enforceability or the extent of Agent’s Lien on any item of Collateral under the Credit Agreement or the other Loan Documents.  If Borrower or any of its successors, assigns, or officers, directors, employees, agents or attorneys, or any Person acting for or on behalf of, or claiming through them violate the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Releasee as a result of such violation.

12. Reaffirmation of Obligations.  Borrower hereby reaffirms and its obligations under each Loan Document to which it is a party.  Borrower hereby further ratifies and reaffirms the validity and enforceability of all of the Liens heretofore granted, pursuant to and in connection with the Security Agreement or any other Loan Document, to Agent, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and acknowledges that all of such Liens, and all Collateral heretofore pledged as security for such obligations, continue to be and remain Collateral for such obligations from and after the date hereof.

13. Effect on Loan Documents.

(a) The Credit Agreement, as amended hereby, and each of the other Loan Documents (as amended hereby) shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects.  The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of any member of the Lender Group under the Credit Agreement or any other Loan Document.  The amendments, consents and modifications herein are limited to the specifics hereof (including facts or occurrences on which the same are based), shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse any non-compliance with the Loan Documents (other than as specified herein), and shall not operate as a consent to any matter under the Loan Documents (other than as specified herein).  Except for the amendments to the Credit Agreement and the other Loan Documents expressly set forth herein, the Credit Agreement and other Loan Documents shall remain unchanged and in full force and effect.  Except as provided herein, the execution, delivery and performance of this Amendment shall not operate as a waiver of or as an amendment of, any right, power or remedy of any member of the Lender Group in effect prior to the date hereof.  The amendments set forth herein are limited to the specifics hereof and shall neither excuse any future non-compliance with the Credit Agreement, nor operate as a waiver of any Default or Event of Default.  To the extent any terms or provisions of this Amendment conflict with those of the Credit Agreement or other Loan Documents, the terms and provisions of this Amendment shall control.

(b) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as modified and amended hereby.

(c) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

(d) This Amendment is a Loan Document.

(e) Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

14. Ratification.  Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Loan Documents effect as of the date hereof and as amended hereby.

15. Entire Agreement.  This Amendment, and terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

16. Integration.  This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

17. Amendments.  This Amendment cannot be altered, amended, changed or modified in any respect or particular unless each such alteration, amendment, change or modification shall have been agreed to by each of the parties and reduced to writing in its entirety and signed and delivered by Borrower and the Required Lenders.

18. Counterpart Execution.  This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.  Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

19. Severability.  In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

POWERWAVE TECHNOLOGIES, INC., a Delaware corporation, as Borrower
By:	/s/ Kevin T. Michaels
Name:	Kevin T. Michaels
Title:	CFO

[SIGNATURE PAGE TO AMENDMENT NUMBER FOUR TO CREDIT AGREEMENT AND WAIVER
AND AMENDMENT NUMBER THREE TO SECURITY AGREEMENT]

WELLS FARGO CAPITAL FINANCE, LLC,
a Delaware limited liability company (formerly known as Wells Fargo Foothill, LLC), as Agent and as a Lender

By:	/s/ Rina Shinoda
Name:	Rina Shinoda
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NUMBER FOUR TO CREDIT AGREEMENT AND WAIVER
AND AMENDMENT NUMBER THREE TO SECURITY AGREEMENT]

Exhibit A

Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Weekly (not later than the second Business Day of each week),	(a) a detailed report regarding Borrower and its Subsidiaries' cash and Cash Equivalents including an indication of which amounts constitute Qualified Cash.
Monthly (not later than the 10th Business Day of each fiscal month); provided that if either (y) Domestic Liquidity is less than or equal to $15,000,000 or (z) Availability is less than or equal to  $10,000,000, in either case, as of the first Business Day of any week, then such documents shall be delivered weekly until the first day upon which both (1) the Domestic Liquidity is greater than $15,000,000 and (2) Availability is greater than $10,000,000.

(b) a Borrowing Base Certificate, together with a detailed calculation of those Accounts that are not eligible for the Borrowing Base,

(c) a detailed aging, by total, of the Accounts of Borrower, together with a reconciliation to the general ledger and supporting documentation for any reconciling items noted,

(d) a sales journal, collection journal, and credit register since the last such schedule, and a report regarding credit memoranda that have been issued since the last such report,

(e) [reserved], and

(f) a monthly (or, as applicable, weekly) Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending accounts receivable balances of Borrower’s and its Subsidiaries’ general ledger.

Monthly (not later than the 10th Business Day of each fiscal month),
(g) a summary aging, by vendor, of Borrower’s and its Subsidiaries' accounts payable, accrued expenses and any book overdraft, together with a reconciliation to the general ledger and supporting documentation for any reconciling items noted, and

(h) an aging, by vendor, of any held checks.

Quarterly (not later than the 45th day after the end of each quarter),
(i) a detailed list of Borrower’s and its Subsidiaries’ customers,

(j) a report regarding Borrower’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes, and

(k) a report regarding Borrower’s and its Subsidiaries’ intercompany loan balance.

Immediately after execution, receipt or delivery thereof,	(l) copies of any notices regarding termination, material defaults or claimed violations that Borrower executes or receives in connection with any Material Contract.
Upon reasonable request by Agent,
(m) copies of purchase orders or invoices in connection with Borrower's and its Subsidiaries' Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with Borrower's and its Subsidiaries’ Accounts,

(n) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Borrower's and its Subsidiaries' Accounts, and

(o) such other reports as to the Collateral or the financial condition of Borrower and its Subsidiaries, as Agent may reasonably request.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[on Borrower’s letterhead]

To:           Wells Fargo Capital Finance, LLC
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California  90404
Attn: Business Finance Division Manager

Re:           Compliance Certificate dated

Ladies and Gentlemen:

Reference is made to that certain CREDIT AGREEMENT (the “Credit Agreement”) dated as of April 3, 2009, by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders (“Agent”), and POWERWAVE TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”.)  Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

Pursuant to Schedule 5.1 of the Credit Agreement, the undersigned officer of Borrower hereby certifies that:

1.           The financial information of Borrower and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Borrower and its Subsidiaries.

2.           Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Schedule 5.1 of the Credit Agreement.

3.           Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Borrower and its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4.           The representations and warranties of Borrower and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent they relate to a specified date), except as set forth on Schedule 3 attached hereto.

5.           Borrower and its Subsidiaries are in compliance with the applicable covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of _______________, ________.

POWERWAVE TECHNOLOGIES, INC.,
By:
Name:
Title:

SCHEDULE 1

Financial Information

None.

SCHEDULE 2

Default or Event of Default

None.

SCHEDULE 3

Representations and Warranties

None.

SCHEDULE 4

Financial Covenants

1.           Fixed Charge Coverage Ratio.

Borrower’s Fixed Charge Coverage Ratio, measured on a trailing four fiscal quarter basis, for the four fiscal quarter period ending _________, ________ is ____ : 1.00  which amount [is/is not] greater than or equal to the ratio set forth in Section 7(a) of the Credit Agreement for the corresponding period.1

1 See Section 7 of the Credit Agreement and the definition of Financial Covenant Period set forth in Schedule 1.1 to the Credit Agreement to determine when this is tested.

EXHIBIT C

None.

Disclosure Schedules of Powerwave Technologies, Inc.
Pursuant to that certain Credit Agreement dated as of April 3, 2009 by and among Powerwave Technologies, Inc., as Borrower, the Lenders that are Signatories thereto, and Wells Fargo Capital Finance, LLC, as Agent for the Lenders
Updated as of January 31, 2011 in Connection with
Amendment No. 4 to the Credit Agreement

The following schedules to the Credit Agreement are amended and restated in their entirety as of January 31, 2011: Schedule 4.1(b), 4.1(c), 4.6(b), 4.15, 4.17, 4.20, 4.25. Schedule 4.13 to the Credit Agreement is hereby supplemented by adding the list of registered patents that been have issued since the Closing Date and patent applications filed between the Closing Date and January 31, 2011, listed hereto on Supplemental Schedule 4.13.  Schedule 4.15 to the Credit Agreement is hereby supplemented by adding thereto the deposit accounts and securities accounts listed on Schedule 4.15 attached hereto.

Schedule 4.1(b)

Capitalization of Borrower

Borrower’s authorized capital stock includes 255,000,000 shares, of which (i) 250,000,000 are be designated “Common Stock” and have a par value of $0.0001 per share; and (ii) 5,000,000 shares are designated “Preferred Stock” and have a par value of $0.0001 per share.  As of January 25, 2011, there were 168,504,202 shares of common stock outstanding and no shares of preferred stock outstanding.

There are 17,157,035 options to purchase common stock outstanding under Borrower’s employee stock option plans.  Also, Borrower has granted 56,876 shares of restricted stock under Borrower’s employee stock plans which are subject to vesting restrictions.  Borrower has the right to reacquire the shares of restricted stock which are subject to right of forfeiture if the employee ceases to be employed by the Borrower.

The 1.875% Convertible Notes Documents and the 3.875% Convertible Notes Documents contain provisions that allow the note holders to require Borrower to repurchase the 1.875% Convertible Notes and the 3.875% Convertible Notes.

Schedule 4.1(c)

Capitalization of Borrower’s Subsidiaries

All of the following Subsidiaries are 100% owned directly or indirectly by Borrower or one of its Subsidiaries, except as noted below and except for nominal ownership (less than 1%)  by individuals where there is a legal requirement to have an individual person own shares:

Cognition Networks LLC (Florida)
Filtronic (Suzhou) Telecommunication Products Co. Ltd. (China)
LGP Telecom (Shanghai) Ltd. (China)
Microwave Ventures, Inc. (Philippines) [Owned 40% by Remec Manufacturing Philippines, Inc. and 60% by Powerwave Holdings Philippines, Inc.]
Powerwave Asia, Inc. (Delaware)
Powerwave Cognition, Inc. (Delaware) [Powerwave owns 60% of this entity.]
Powerwave Finland Oy (Finland)
Powerwave Holdings Philippines, Inc. (Philippines) [300,000 Class A shares held by three nominee shareholders who are Philippine residents.
    Nominees are affiliated with Baker &  McKenzie in the Philippines]
Powerwave Hungary Kft (Hungary)
Powerwave Overseas Holding Limited (UK)
Powerwave Singapore Pte. Ltd. (Singapore)
Powerwave Technologies (Suzhou) Co. Ltd. (China)
Powerwave Technologies Brazil Comercio de Equipamentos de Telecomunicacao Ltda (Brazil)
Powerwave Technologies Canada, Ltd. (Canada)
Powerwave Technologies Estonia OU (Estonia)
Powerwave Technologies France SAS (France)
Powerwave Technologies Germany GmbH (Germany)
Powerwave Technologies Hong Kong Limited (Hong Kong)
Powerwave Technologies India Private Limited (India)
Powerwave Technologies Research and Development India PVT Ltd. (India)
Powerwave Technologies Singapore Pte Ltd (Singapore)
Powerwave Technologies Sweden AB (Sweden)
Powerwave UK Limited (UK)
P-Wave Ltd (Israel)
REMEC Manufacturing Phillippines, Inc. (Philippines)
REMEC Wireless Telecommunication (Shanghai) Co. Ltd. (China)
RMPI LLC (California)
Powerwave Technologies (Thailand) Limited

Schedule 4.6(b)

Chief Executive Offices

Borrower’s chief executive office is 1801 East Saint Andrew Place, Santa Ana, California 92705.

The chief executive office of the Borrower’s subsidiaries is the same as Borrower except for those noted below:

Filtronic (Suzhou) Telecommunication Products Co. Ltd.
33 Huo Ju Road, Suzhou New District, SND Hi-Tech Industrial Park, Suzhou, Jiansu Province 215009

LGP Telecom (Shanghai) Ltd.
Section A, Second Floor, Building No. 30, No. 188, Hedan Road, Wai Gao Qiao Bonded Zone, Shanghai, PR China

Microwave Ventures, Inc.
No. 5 West Road, Special Export Processing Zone, Light Industry & Science Park, Cabuyao, Laguna, Philippines

Powerwave Finland Oy
Koskitie 10, 90500 OULU, Finland

Powerwave Holdings Philippines, Inc.
12th Floor, Net One Center, 26th Street Corner, 3rd Avenue, Crescent Park West, Bonifacio Global City, Taguig City, Metro Manilla Philippines

Powerwave Hungary Kft
H-8000 Szekesfehervar, Berenyi ut 72-100, Hungary

Powerwave Overseas Holding Limited
Unit 3, Jubilee Way, Thackley Old Road Shipley, West Yorkshire BD18 1QG United Kingdom

Powerwave Singapore Pte. Ltd.
10 Eunos Road 8, #13-10, Singapore Post Centre, Singapore 408600

Powerwave Technologies (Suzhou) Co. Ltd.
401-450 Suhong Zhong Road, Suzhou Industrial Park, Suzhou City, Jiangsu Province, PRC

Powerwave Technologies Brazil Comercio de Equipamentos de Telecomunicacao Ltda
Praca Joao Duran Alonso, no 34, 3 andar, escritorios no 32, sala “A”, CEP 04571-070 Brazil

Powerwave Technologies Canada, Ltd.
1900, 736 - 6th Avenue SW, Calgary, Alberta T2P 3T7 Canada

Powerwave Technologies Estonia OU
Poikmae 1, Tanassilma Technopark, Saku Vald, Harju County 76401 Estonia

Powerwave Technologies France SAS
25 Rue Greffulhe 92300 Levallois Perret, France

Powerwave Technologies Germany GmbH
Freytagstraße 42, 40237 Düsseldorf

Powerwave Technologies Hong Kong Limited
Room 2018-2019, Chevalier Commercial Building, 8 Wang Hoi Road, Kowloon Bay, Kowloon Hong Kong

Powerwave Technologies India Private Limited
#1606 to 1609, 16th Floor, Connaught Place, Narain Manzil, 23 Barakhamba Road, New Delhi 110001 India

Powerwave Technologies Research and Development India PVT Ltd.
Unit #04-01, Level 4, Block 2, Cyber Pearl, HITECH City, Hyderabad 500081 Andhra Pradesh India

Powerwave Technologies Singapore Pte Ltd
10 Eunos Road 8, #13-10, Singapore Post Centre, Singapore 408600

Powerwave Technologies Sweden AB
Box 1155, 164 26 Kista Sweden

Powerwave UK Limited
Unit 3, Jubilee Way, Thackley Old Road Shipley, West Yorkshire BD18 1QG United Kingdom

P-Wave Ltd
Yigal Arnon & Co. 1 Azrieli Center, 46th Floor, Round Tower, Tel Aviv 67021 Israel

REMEC Manufacturing Phillippines, Inc.
14 Ampere Street, Special Export Processing Zone, Cabuyao, Laguna Philippines

REMEC Wireless Telecommunication (Shanghai) Co. Ltd.
2548 Zhen Nan Road, No. 7 and No. 12 Buildings, Putuo District, Shanghai 200062 PRC

Powerwave Technologies (Thailand) Limited
210 Moo 3, Thungsukhla, Sriracha, Chonburi  20230  Thailand

Supplemental Schedule 4.13

Patents

Tuesday, January 25, 2011 Patent List
Docket Number/Subcase Country Name	Case Type	Application Number/Date	Publication Number/Date	Patent Number/Date	Status Expiration Date
1023/ORD United States of America	ORD	11/063,447 23-Feb-2005	2005-0190857 01-Sep-2005	7,577,211 18-Aug-2009	Granted 10-Aug-2026
Title: Digital Predistortion System and Method for Linearizing and RF Power Amplifier with Nonlinear Gain Characteristics and Memory Effects
1053/ORD United States of America	ORD	11/214,191 29-Aug-2005	2006-0098758 11-May-2006	7,590,190 15-Sep-2009	Granted 14-Feb-2027
Title: System and Method for Forward Path Gain Control in a Digital Predistortion Linearized Transmitter
1074/ United States of America	ORD	11/392,170 29-Mar-2006	2006-0222104 05-Oct-2006	7,756,493 13-Jul-2010	Granted 27-Aug-2028
Title:System and Method for Using the Pilot Frequency from a Positive Feedback Pilot Generation and Detection Circuit to Improve Second Loop Convergence for a Feed Forward Amplifier
1080/CIP United States of America	CIP	10/442,608 21-May-2003	2003-0199257 23-Oct-2003	7,693,497 17-Mar-2010	Granted 13-Mar-2025
Title:Spurious Energy Correlation for Control of Linear Power Amplifiers
1099/ United States of America	ORD	11/521,028 14-Sep-2006	2007-0058743 15-Mar-2007	7,864,874 04-Jan-2011	Granted 09-May-2029
Title:OFDM Communications Systems Employing Crest Factor Reduction with ISI Control
1109/ United States of America	ORD	11/642,281 19-Dec-2006	2007-0140367 21-Jun-2007	7,742,535 22-Jun-2010	Granted 21-Apr-2029
Title:Crest Factor Reduction (CFR) for OFDM Using Selective Sub-Carrier Degradation
1110/ United States of America	DIV	11/487,092 13-Jul-2006	2006-0254045 16-Nov-2006	7,644,486 12-Jan-2010	Granted 27-Apr-2024
Title:Flanged inner conductor coaxial resonators
1202/ United States of America	ORD	11/707,475 15-Feb-2006	2007-0197179 23-Aug-2007	7,734,266 08-Jun-2010	Granted 28-Nov-2027
Title:Optimally adaptive receiver
1203/ United States of America	ORD	11/713,351 01-Mar-2007	2007-0205952 06-Sep-2007	7,864,130 04-Jan-2011	Granted 09-May-2028
Title:Broadband single vertical polarized base station antenna
1215/PCT United States of America	PCT	11/989,080 21-Jul-2006	2009-0135078 28-May-2009	7,808,443 05-Oct-2010	Granted 15-Feb-2027
Title:INTERLEAVED MULTIPLE BAND ANTENNA
1218/PCT United States of America	PCT	12/084,445 30-Oct-2006	2009-0256633 15-Oct-2009	7,800,438 21-Sep-2010	Granted 12-Sep-2027
Title:General LNA
1234/ United States of America	ORD	11/729,647 29-Mar-2007	2007-0229385 04-Oct-2007	7,629,939 08-Dec-2009	Granted 29-Mar-2027
Title:Broadband Dual Polarized Base Station Antenna
1241/ORD United States of America	ORD	10/880,417 28-Jun-2004	2005-0145631 07-Jul-2005	7,513,385 07-Apr-2009	Granted 25-Apr-2025
Title:Air lock cover vent for telecommunications equipment
1242/ORD United States of America	ORD	11/788,181 19-Apr-2007	2007-0249283 25-Oct-2007	7,715,785 11-May-2010	Granted 15-May-2027
Title:System and Method for Estimation and Compensation of Radiated Feedback Coupling in a High Gain Repeater
1260/ United States of America	ORD	11/959,384 l8-Dec-2007	2008-0167176 10-Jul-2008	7,732,362 08-Jun-2010	Granted 31-Mar-2028
Title:MICROWAVE DIELECTRIC CERAMIC
1268/ORD United States of America	ORD	12/074,473 04-Mar-2008	2008-0218425 11-Sep-2008	7,710,344 04-May-2010	Granted 04-Mar-2028
Title:Single Pole Vertically Polarized Variable Azimuth Beam Width Antenna for Wireless Network
1281/ORD United States of America	ORD	12/152,726 20-May-2008	2008-0284661 20-Nov-2008	7,830,327 09-Nov-2010	Granted 05-Oct-2028
Title:Novel Design of a Low Cost Antenna for Wireless Communications
1304/ United States of America	ORD	11/989,080 18-Jan-2008	2009-0135078 28-May-2009	7,808,443 05-Oct-2010	Granted 14-Aug-2028
Title:Antenna Arrangement with interleaved antenna elements
1319/ United States of America	PCT	11/469,725 03-Mar-2005	2007-0132528 14-Jun-2007	7,526,263 28-Apr-2009	Granted 03-Mar-2025
Title:Arrangement for dividing a filter output signal
1332/ United States of America	PCT	12/198,170 14-Feb-2007	2009-0045887 19-Feb-2009	7,567,146 28-Jul-2009	Granted 14-Feb-2027
Title:MCoulpler and tuning method for the directivity
1334/ United States of America	PCT	12/300,316 23-Apr-2007	2009-0146758 11-Jun-2009	7,821,354 26-Oct-2010	Granted 16-Sep-2027
Title:DIRECTIONAL COUPLER
1002/ China (Peoples Republic)	PCT	200580007830.6 14-Feb-2005	1998134 11-Jul-2007	ZL200580007830.6 09-Sep-2009	Granted 14-Feb-2025
Title:System and Method for Control of loop alignment for feed forward amplifiers
1008/CN China (Peoples Republic)	PCT	200380106213.2 11-Dec-2003	1726636 25-Jan-2006	ZL200380106213.2 19-Aug-2009	Granted 11-Dec-2023
Title:Feed Forward System Penalties and Floors for Optimal Control
1023/ China (Peoples Republic)	PCT	20050006624.3 24-Feb-2005	1969459 23-May-2007	ZL200580006624.3 11-Nov-2009	Granted 24-Feb-2025
Title:Digital predistortion system and method for linearizing an RF power amplifier with nonlinear gain characteristics and memory effects
1024/ China (Peoples Republic)	PCT	200580006627.7 23-Feb-2005		ZL200580006627.7 01-Sep-20l0	Granted 23-Feb-2025
Title:Digital predistortion system and method for high efficiency transmitters
1030/CN China (Peoples Republic)	PCT	01814336.9 19-Jun-2001	14480110 8-Oct-2003	ZL01814336.9 05-Aug-2009	Granted 19-Jun-2021
Title:System and Method for Peak Power Reduction in Multiple Carrier Communication Systems
1035/CA Canada	PCT	2483107 22-Apr-2003	CA2483107 06-Nov-2003	2483107 21-Sep-2010	Granted 22-Apr-2023
Title:Bias Circuit Topologies for Minimization of RF Amplifier Memory Effects
1036/CN China (Peoples Republic)	PCT	03808303.5 12-Feb-2003	1647369 27-Jul-2005	ZL03808303.5 04-Nov-2009	Granted 12-Feb-2023
Title:Feed Forward RF Power Amplifier with High Efficiency Main Amplifier and Highly Linear Error Amplifier
1039/CN China (Peoples Republic)	PCT	03820261.1 19-Aug-2003	1679232 05-Oct-2005	ZL03820261.1 23-Jun-2010	Granted 19-Aug-2023
Title:Enhanced Efficiency LDMOS Based Feed Forward Amplifier
1045/CN China (Peoples Republic)	PCT	200380106210.9 11-Dec-2003	1726637 25-Jan-2006	ZL200380106210.9 19-Aug-	Granted 11-Dee-2023
Title:Delay Mismatched Feed Forward Amplifier System Using Penalties and Floors for Control
1046/ India	PCT	3761/CHENP/2006 11-Oct-2006		241669 19-Jul-2010	Granted 09-Mar-2025
Title:RF power amplifier assembly with heat pipe enhanced pallet
1052/ China (Peoples Republic)	PCT	200480040603.9 20-Nov-2004	1957526 02-May-2007	ZL200480040603.9 02-Dec-2009	Granted 20-Nov-2024
Title:Amplifies Linearization Using Nonlinear Predistortion
1113/PCT Brazil	ORD	PI9608819-2 14-May-1996	BR9608819 07-Dec-1999	PI9608819-2 30-Jun-2009	Granted 30-Jun-2019
Title:An antenna device with two radiating elements having an adjustable phase difference between the radiating elements
1139/PCT India	ORD	1030/DEL/1996 16-May-1996		227544 13-Dec-2009	Granted 16-May-2016
Title:Movable dielectric body for controlling propagation velocity in a feed line
1166/ORD European Patent Convention	PCT	01912738.0 08-Jul-2002	EP1262017 04-Dec-2002	1262017 26-Jun-2009	Granted 14-Feb-2021
Title:Spectral distortion monitor for controlling pre-distortion and feed forward linearization of RF power amplifier
1173/ORD Canada	ORD	2339793 12-Aug-1999	CA2339793 24-Feb-2000	2,339,793 27-Oct-2009	Granted 12-Aug-2019
Title:Coaxial cavity resonator
1173/EP Germany	EPC	99943573.8 12-Aug-1999	EP1118134 25-Jul-2001	69938626.8 10-Jun-2009	Granted 12-Aug-2019
Title:Coaxial cavity resonator
1183/ORD European Patent Convention	ORD	01916015.9 20-Mar-2001	EP1269563 02-Jan-2003	1269563 06-May-2009	Granted 20-Mar-2021
Title:Coaxial cavity resonator, filter and use of resonator component in a filter
1183/ORD France	EPC	01916015.9 20-Mar-2001	EP1269563 02-Jan-2003	1269563 06-May-2009	Granted 12-Mar-2021
Title:Coaxial cavity resonator, filter and use of resonator component in a filter
1183/ORD Germany	EPC	01916015.9 20-Mar-2001	EP1269563 02-Jan-2003	60138607.8 06-May-2009	Granted 20-Mar-2021
Title:Coaxial cavity resonator, filter and use of resonator component in a filter
1193/PCT European Patent Convention	ORD	00944474.6 18-May-2000	EP1186112 13-Mar-2002	1186112 13-May-2009	Granted 18-May-2020
Title:Method and apparatus for stability margin determination in a repeater
1193/PCT France	EPC	00944474.6 18-May-2000	EP1186112 13-Mar-2002	1186112 13-May-2009	Granted 18-May-2020
Title:Method and apparatus for stability margin determination in a repeater
1193/PCT Germany	EPC	00944474.6 18-May-2000	EP1186112 13-Mar-2002	60042205.4 19-May-2009	Granted 18-May-2020
Title:Method and apparatus for stability margin determination in a repeater
1198/ORD European Patent Convention	ORD	01983025.6 15-May-2003	EP1346432 24-Sep-2003	1346432 26-May-2010	Granted 15-May-2023
Title:Four port hybrid microstrip circuit of Lange type
1198/ORD Germany	EPC	01983025.6 15-May-2003	EP1346432 24-Sep-2003	60142579.0 30-May-2010	Granted 15-May-2023
Title:Four port hybrid microstrip circuit of Lange type
1206/ORD European Patent Convention	ORD	02711605.2 13-Feb-2002	EP1378025 07-Jan-2004	1378025 18-Aug-2009	Granted 13-Feb-2022
Title:CIRCUIT BOARD CONNECTOR
1206/ORD Germany	EPC	02711605.2 13-Feb-2002	EP1378025 07-Jan-2004	60235072 08-Apr-2010	Granted 13-Feb-2022
Title:CIRCUIT BOARD CONNECTOR
1206/ORD Spain	EPC	02711605.2 13-Feb-2002	EP1378025 07-Jan-2004	2335975 23-Apr-2010	Granted 13-Feb-2022
Title:CIRCUIT BOARD CONNECTOR
1206/ORD United Kingdom	EPC	02711605.2 13-Feb-2002	EP1378025 07-Jan-2004	1378025 18-Aug-2009	Granted 13-Feb-2022
Title:CIRCUIT BOARD CONNECTOR
1209/ORD China (Peoples Republic)	PCT	200480011874.1 02-Nov-2005		ZL200480011847.1 05-May-2010	Granted 30-Apr-2024
Title:Microwave transmission unit including lightning protection
1213/PCT China (Peoples Republic)	PCT	200580033865.7 l4-Oct-2005	CN101073178 30-Nov-2007	ZL200580033865.7 09-Dec-2009	Granted 14-Oct-2025
Title:DC Extract filter device
1224/ORD European Patent Convention	PCT	01272437.3 21-Dec-2001	EP1346430 24-Sep-2003	1346430 13-Oct-2009	Granted 21-Dec-2021
Title:Method for tuning a radio filter and a system for tuning a radio filter
1224/ORD France	EPP	01272437.3 21-Dec-2001	EP1346430 24-Sep-2003	1346430 09-Dec-2009	Granted 21-Dec-2021
Title:Method for tuning a radio filter and a system for tuning a radio filter
1224/ORD Germany	EPP	01272437.3 21-Dec-2001	EP1346430 24-Sep-2003	60140765.2 01-Mar-2010	Granted 21-Dec-2021
Title:Method for tuning a radio filter and a system for tuning a radio filter
1224/ORD United Kingdom	EPP	01272437.3 21-Dec-2001	EP1346430 24-Sep-2003	1346430 21-Apr-2010	Granted 21-Dec-2021
Title:Method for tuning a radio filter and a system for tuning a radio filter
1305/ Sweden	PRI	0800434-3 25-Feb-2008	SE531442 07-Apr-2009	531442 07-Apr-2009	Granted 25-Feb-2028
Title:Transverse phase shifter
1306/ Sweden	PRI	0800435-0 25-Feb-2008	SE532035 06-Oct-2009	532035 06-Oct-2009	Granted 25-Feb-2028
Title:Improved Antenna Isolation II
1322/ European Patent Convention	PCT	05742054.9 18-May-2005	EP1754276 22-Dec-2005	1754276 22-Jul-2010	Granted 18-May-2025
Title:Adjustable resonator filter
1322/ Germany	EPP	05742054.9 18-May-2005	EP1754276 22-Dec-2005	602005023299.0- 08 01-Sep-2010	Granted 18-May-2025
Title:Adjustable resonator filter
1325/ Germany	EPP	06725956.4 18-May-2006	EP 1886380 13-Feb-2008	602006016268.5-08 18-Aug-2010	Granted 18-May-2026
Title:Arrangement for steering radiation lobe of antenna
1338/ Sweden	PRI	0800642-1 19-Mar-2008		532390 12-Jan-2010	Granted 19-Mar-2028
Title:Transmission line and a method production of a transmission line
1341/ Sweden	PRI	08000827-8 11-Apr-2008	SE532279 01-Dec-2009	532279 01-Dec-2009	Granted 11-Apr-2028
Title:Improved Antenna Isolation I
1217/ European Patent Convention	ORD	09445011.1 15-May-2009	EP2124300 25-Nov-2009		Published
Title:Lighting Protection
1289/ European Patent Convention	ORD	08837971.4 19-Feb-2010			Abandoned
Title:Omni Directional Broadband coplanar antenna element
1345/ Patent Cooperation Treaty	ORD	PCT/US2009/060264 09-Oct-2009	WO2010042885 15-Apr-2010		Published
Title:Crest Factor Reduction (CFR) For Downlink LTE by Transmitting Phase Shifted Resource Blocks
1355/ Sweden	PRI	0900515-8 17-Apr-2009			Allowed
Title:Antenna assembly consisting of two or more single array antenna assemblies
1356/ Patent Cooperation Treaty	ORD	PCT/US2010/037657 07-Jun-2010			Pending
Title:Multi element amplitude and phase compensated antenna array with adaptive pre-distortion for Wireless Network
1369/ Finland	PRI	20105772 07-Jul-2010			Pending
Title:Resonator coupling tuning arrangement
1217/US United States of America	ORD	12/471,244 22-May-2009	2009-0296296 03-Dec-2009		Published
Title:Lighting Protection
1306/CON United States of America	CON	12/624,305 23-Nov-2009	2010-0141532 10-Jun-2010		Published
Title:Improved Antenna Isolation II
1341/ORD United States of America	ORD	12/422,165 10-Apr-2009	2009-0256773 15-Oct-2009		Published
Title:Improved Antenna Isolation I
1342/ORD United States of America	ORD	12/434,512 01-May-2009	2009-027298 05-Nov-2009		Published
Title:Masthead amplifier unit
1343/ORD United States of America	ORD	12/468,710 19-May-2009	2009-0291632 26-Nov-2009		Published
Title:Adaptive Echo Cancellation for an On-Frequency RF Repeater with Digital Sub-band Filtering
1344/ORD United States of America	ORD	12/490,212 23-Jun-2009	2009-0322642 31-Dec-2009		Published
Title:Resonant Cap Loaded High Gain Patch Antenna
1345/ORD United States of America	ORD	12/577,009 09-Oct-2009	2010-0098139 22-Apr-2010		Published
Title:Crest Factor Reduction (CFR) For Downlink LTE by Transmitting Phase Shifted Resource Blocks
1350/ORD United States of America	ORD	12/660,629 02-Mar-2010	2010-0225415 09-Sep-2010		Published
Title:Micro P-Coupler
1354/ United States of America	ORD	12/754,453 05-Apr-2010	2010-0283707 11-Nov-2010		Published
Title:Dual-Polarized Dual-Band Broad-beamwidth Directive Patch Antenna
1354/PRO United States of America	PRO	61/167,097 06-Apr-2009			Expired 06-Apr-2010
Title:Dual-Polarized Dual-Band Broad-beamwidth Directive Patch Antenna
1355/ORD United States of America	ORD	12/759,582 13-Apr-2010	2010-0265150 21-Oct-2010		Published
Title:Antenna assembly consisting of two or more single array antenna assemblies
1355/PRO United States of America	PRO	61/170,204 17-Apr-2009			Expired 17-Apr-2010
Title:Antenna assembly consisting of two or more single array antenna assemblies
1356/ United States of America	PRO	61/185,137 08-Jun-2009			Expired 08-Jun-2010
Title:Multi element amplitude and phase compensated antenna array with adaptive pre-distortion for Wireless Network
1356/ORD United States of America	ORD	12/795,577 07-Jun-2010	2010-0311353 09-Dec-2010		Published
Title:Multi element amplitude and phase compensated antenna array with adaptive pre-distortion for Wireless Network
1357/ United States of America	PRO	61/230,046 30-Jul-2009			Expired 30-Jul-2010
Title:LTE Up-link HARQ Relay
1358/ United States of America	ORD	12/888,295 22-Sep-2010			Pending
Title:Co-Location of a Pico eNB and Macro Up-link Repeater
1358/PRO United States of America	PRO	61/245,194 23-Sep-2009			Expired 23-Sep-2010
Title:Co-Location of a Pico eNB and Macro Up-link Repeater
1361/ United States of America	DES	29/355,373 05-Feb-2010			Pending
Title:Base Station Design Language
1362/ United States of America	PRO	61/301,566 04-Feb-2010			Pending 04-Feb-2011
Title:Active Antenna Heatsink
1363/ United States of America	PRO	61/301,587 04-Feb-2010			Pending 04-Feb-2011
Title:Active Antenna Radome
1364/PRO United States of America	PRO	61/314,525 16-Mar-2010			Pending 16-Mar-2011
Title:Walk-In MicroFlex outdoor enclosure
1365/PRO United States of America	PRO	61/320,658 02-Apr-2010			Pending 02-Apr-2011
Title:System and Method for performance enhancement in heterogeneous wireless access network
1366/ United States of America	PRO	61/321,085 05-Apr-2010			Pending 05-Apr-2011
Title:PICO Base Station Applications for use on Mobile Devices
1366/DES United States of America	DES	29/359,261 07-Apr-2010			Pending
Title:PICO Base Station Applications for use on Mobile Devices
1367/ United States of America	PRO	61/321,113 05-Apr-2010			Pending 05-Apr-2011
Title:System and Method for performance enhancement in heterogeneous wireless access network employing distributed system
1368/ United States of America	PRO	61/321,488 06-Apr-2010			Pending 06-Apr-2011
Title:Reduced Size Cavity Filters for Pico Base Stations
1370/ United States of America	PRO	61/377,065 25-Aug-2010			Pending 25-Aug-2011
Title:Transmit Leakage Cancellation in a Wide Bandwidth Distribution Antenna System DAS

Schedule 4.15

Deposit Accounts and Securities Accounts

Bank	Acct Name	Acct Number	City/State	Country	Currency	Swift/aba
Santander	Powerwave Technologies Brazil Comerico de Equipamentos Ltda	100-005002827	Buenos Aires, Capital Federal	Argentina	ARS	BSCHARBA
Itau Bank	Powerwave Technologies Brazil Comerico de Equipamentos Ltda	1608143796	São Paulo	Brazil	BRL	ITAUBRSP
Itau Bank	Powerwave Technologies Brazil Comerico de Equipamentos Ltda	2000470803	São Paulo	Brazil	BRL	ITAUBRSP
Bradesco	Powerwave Technologies Brazil Comerico de Equipamentos Ltda	4501338005	São Paulo	Brazil	BRL	BBDEBRSPSPO
Bradesco	Powerwave Technologies Brazil Comerico de Equipamentos Ltda	31141917951	São Paulo	Brazil	BRL	BBDEBRSPSPO
B of A	PWAV Canada	711477227202	Toronto	Canada	CAD	BOFACATT
Industrial&Commercial Bank Of China	Powerwave Technologies Suzhou CNY	1102020309000087494	Suzhou	China	RMB	ICBKCNBJSZU
China Citic Bank	Filtronic Suzhou Telecommunications Product Co Ltd.	705-73238101828001315-56	Suzhou	China	CNY	CIBKCNBJ215
Bank of China	Filtronic Suzhou Telecommunications Product Co Ltd.	101-07516608091001	Suzhou	China	CNY	BKCHCNBJ95B
Bank of China	Filtronic Suzhou Telecommunications Product Co Ltd.	101-07516608093014	Suzhou	China	USD	BKCHCNBJ95B
Bank of China	Filtronic Suzhou Telecommunications Product Co Ltd.	101-07516608093038	Suzhou	China	EUR	BKCHCNBJ95B
Bank of China	Filtronic Suzhou Telecommunications Product Co Ltd.	101-07516608094012	Suzhou	China	GBP	BKCHCNBJ95B
Bank of China Luwan Branch	LGP Telecom Shanghai	820007909418091001	Suzhou	China	CNY	BKCHCNBJ300
Bank of China FTZ Branch	LGP Telecom Shanghai	808007909418093001	Shanghai	China	CNY	BKCHCNBJ300
Agriculture Bank of China	LGP Telecom Shanghai	03-398218015269603	Shanghai	China	CNY	ABOCCNBJ090
Bank of China FTZ Branch	LGP Telecom Shanghai	808007909408091014	Shanghai	China	USD	BKCHCNBJ300
B of A	Powerwave Technologies Suzhou CNY	684110474022	Shanghai	China	CNY	BOFACN3X
Agricultural Bank of China	Powerwave Technologies Suzhou CNY	550101010021069	Suzhou	China	RMB	ABOCCNBJ103
SEB	Powerwave Technologies Estonia OU - operating account	EE801010220036961019	Tallinn	Estonia	EEK/USD	EEUHEE2X
SEB	Powerwave Technologies Estonia OU -	EE201010220037378229	Tallinn	Estonia	EUR	EEUHEE2X
SEB	Powerwave Technologies Estonia OU - payroll account	EE141010220060520015	Tallinn	Estonia	EEK	EEUHEE2X
Nordea	Powerwave Finland Oy	20501800069539	Oulu	Finland	EUR	NDEAFIHH
Sampo	Powerwave Finland Oy	80001601762389	Oulu	Finland	EUR	DABAFIHH
Nordea	Powerwave Finland Oy	23311800060018	Oulu	Finland	EUR	NDEAFIHH
Nordea	Powerwave Finland Oy	20506200001040	Oulu	Finland	USD	NDEAFIHH
B of A	Powerwave Technologies France SAS	601031155010	Paris	France	EUR	BOFAFRPP
B of A	Powerwave Technologies GmbH	601918563013	Frankfurt	Germany	EUR	BOFADEFX
B of A	PWAV Technologies HK Ltd	605583304018	Hong Kong	Hong Kong	HKD	BOFAHKHX
B of A	PWAV Technologies Inc	605583417019	Hong Kong	Hong Kong	HKD	BOFAHKHX
Commerzbank Zrt.	Powerwave Hungary	14220108 21070008	Budapest	Hungary	EUR	COBA HU HXXXX
Commerzbank Zrt.	Powerwave Hungary	14220108 21070008	Budapest	Hungary	USD	COBA HU HXXXX
Commerzbank Zrt.	Powerwave Hungary	14220108 21070008	Budapest	Hungary	HUF	COBA HU HXXXX
Commerzbank Zrt.	Powerwave Hungary	14220108 21070008	Budapest	Hungary	GBP	COBA HU HXXXX
B of A	Powerwave Technologies India pvt Ltd	621636563012	New Dehli	India	INR	BOFAIN4XDEL
Axis Bank (payroll)	Powerwave Technologies R&D India Ltd	553010200004565	Hyderabad	India	INR
B of A	Powerwave Technologies R&D India Ltd	24655011	Hyderabad	India	INR
Deutsche Bank	Powerwave Technologies R&D India Ltd	0575845-00-0	New Dehli	India	INR
Bank of the Philippines	Microwave Ventures	331-1091-69	Makati City	Philippines	PHP
Bank of the Philippines	Powerwave Holdings Philippines	1921-1135-38	Makati City	Philippines	PHP
Citibank	Remec Manufacturing Philippines inc		Alabang	Philippines	USD
OCBC Bank	Powerwave Singapore PTE Ltd	701089476001	Singapore	Singapore	SGD
B of A	PWAV Technologies Singapore Pte Ltd	621257854014	Singapore	Singapore	SGD	BOFASG2X
SEB	Powerwave Technologies Sweden AB	55548281690	Stockholm	Sweden	USD	ESSESESS
SEB	Powerwave Technologies Sweden AB	55548263064	Stockholm	Sweden	EUR	ESSESESS
SEB	Powerwave Technologies Sweden AB	55548234371	Stockholm	Sweden	USD	ESSESESS
SEB	Powerwave Technologies Sweden AB	55548234363	Stockholm	Sweden	GBP	ESSESESS
SEB	Powerwave Technologies Sweden AB	53981006593	Stockholm	Sweden	SEK	ESSESESS
SEB	Powerwave Technologies Sweden AB	52551002834	Stockholm	Sweden	SEK	ESSESESS
SEB	Powerwave Technologies Sweden AB	55651039287	Stockholm	Sweden	SEK	ESSESESS
SEB	Powerwave Technologies Sweden AB	51361005742	Stockholm	Sweden	SEK	ESSESESS
SEB	Powerwave Technologies Sweden AB	51361003057	Stockholm	Sweden	SEK	ESSESESS
Siam Commercial Bank PLC.	Powerwave Technologies (Thailand) Ltd.	807-218-0290	Chonburi	Thailand	THB	SICOTHBK
Siam Commercial Bank PLC.	Powerwave Technologies (Thailand) Ltd.	807-2000-108840	Chonburi	Thailand	USD	SICOTHBK
Siam Commercial Bank PLC.	Powerwave Technologies (Thailand) Ltd.	807-300-1237	Chonburi	Thailand	THB	SICOTHBK
Siam Commercial Bank PLC.	Powerwave Technologies (Thailand) Ltd.	653-103-7958	Chonburi	Thailand	THB	SICOTHBK
Siam Commercial Bank PLC.	Powerwave Technologies (Thailand) Ltd.	153-208-0904	Chonburi	Thailand	THB	SICOTHBK

Schedule 4.17

Material Contracts

Milcom International, Inc. 1995 Stock Option Plan.

Powerwave Technologies, Inc. 1996 Stock Incentive Plan

Powerwave Technologies, Inc. 1996 Director Stock Option Plan

Form of Indemnification Agreement with executive officers and members of the board of directors.

Powerwave Technologies, Inc. 2000 Stock Option Plan

Powerwave Technologies, Inc. 2002 Stock Option Plan

Powerwave Technologies, Inc. 2005 Stock Incentive Plan

Powerwave Technologies, Inc. 2010 Omnibus Incentive Plan

Extended and Restated 1996 Employee Stock Purchase Plan

Amended and Restated Change in Control Agreement dated as of August 13, 2008, between Powerwave and Ronald J. Buschur.

Amended and Restated Change in Control Agreement dated as of August 13, 2008, between Powerwave and Kevin T. Michaels.

Amended and Restated Severance Agreement dated as of August 13 2008, between Powerwave and Ronald J. Buschur.

Amended and Restated Severance Agreement dated as of August 13, 2008, between Powerwave and Kevin T. Michaels.

Letter Agreement regarding Change of Control Benefits between Powerwave and J. Marvin MaGee dated December 17, 2008.

Letter Agreement Regarding Change of Control Benefits between Powerwave and Khurram Sheikh dated December 17, 2008.

Letter Agreement Regarding Change of Control Benefits between Powerwave and Basem Anshasi dated December 17, 2008.

3.875% Convertible Notes Documents

1.875% Convertible Notes Documents

Schedule 4.20

Taxes
None.

Schedule 4.25

Locations of Inventory and Equipment

(a)                 BORROWER’S EQUIPMENT AND INVENTORY LOCATIONS:

i.           Borrower locations:

1.           1801 East Saint Andrew Place, Santa Ana, California  92705
2.           1521 South Beltline Road, Suite 100, Coppell, TX 75019

ii.           Third Party locations:

1.           Borrower stores finished goods inventory at a third party warehouse in Carson, California that is managed by Stevens Global Logisitics.  The address is 2760 E. El Presido, Carson, California.

2.           Borrower stores finished goods and third party cable products at warehouse in Landover, MD that is managed by Kane 3PL.  The address is 3636 Pennsy Drive, D-1, Landover, MD 20785.  This warehouse is used to store and stage materials for a coverage solutions project for the Washington, D. C. subway system.

3.           Certain of Borrower’s customers maintain logistics hubs or warehouses and Borrower ships finished goods inventory to such warehouses.  The inventory remains the property of Borrower until the customer pulls the inventory and notifies Borrower.  The logistics hubs are either operated by a third party or by the customer.

4.           In the ordinary course of business, Borrower occasionally provides limited quantities of products and test equipment to customers for evaluations or trials.

(b)      BORROWER’S SUBSIDIARIES’ EQUIPMENT AND INVENTORY LOCATIONS:

i.           Borrower’s Subsidiaries’ locations:

1.           33 Huo Ju Road, Suzhou New District, SND Hi-Tech Industrial Park, Suzhou Jiangsu Province, Peoples Republic of China 215009
2.           210 Moo 3, Thungsukhla, Sriracha, Chonburi  20230  Thailand.
3.           Unit #04-01, Level 4, Block 2, CyberPearl IT Park, Software Units Layout, Plot No. 9, Hitech City, Madhapur, Hyderabad, Andhra Pradesh 500081, India (Test equipment and a limited amount of raw materials is located at this research and development location for prototype builds)
4. Knarrarnasgatan 7 8tr., Kista  16440,Sweden.
5.  Unit 3, Jubilee Way, Thackley Old Road, Shipley, West Yorkshire  BD18 1QG, United Kingdom (equipment and materials for repair operations).
6. Takatie 6,  Kempele  90440, Finland.

ii.           Third Party Locations:

1.           Borrower’s Subsidiaries’ stores finished goods, Equipment and/or Inventory at the following third party warehouses in countries outside of the US: a) Columbia Warehouse, Av Tambore, 1440 Alphaville Barueri – Sao Paulo CEP 06460-000,Brazil
b)           UTi Warehouse, Av.Recife,02 - Pq Santo Afonso Guarulhos, SP 07215 -030, Brazil
c)           Brazil Customs Bonded Warehouse, Sao Paulo, Brazil
d)           Menlo Worldwide Logistics, Meerheide 27, 5521DZ  Eersel, Netherlands
e)           SL Lambda, Inesa, Spain
f)           Ceva Logistics, FZCO South Zone, Jebel Ali, P.O. Box 20336, Dubai - UAE
g)           Menlo Worldwide Logistics, Unit 1, Unit2,  No. 748 Changjiang Road, Suzhou New District, Jiangsu 215129, P.R. China.
h)           Ceva Logistics, 4001W - 4003W 4/F Centre A, ATL Logistics Centre, Berth 3,
Kwai Chung, New Territories, Hong Kong
i)           UTi Logistics, DCB Warehouse Group, Ennore Express Highway, Manjambakkam Village, Chennai 600 060, Tamil Nadu, India
j)           UTi Logistics, Globe Complex, Bldg P-Wing Gala No. P5 & P6, Owali Village, Taluka Bhiwandi 421 302 Dist Thane,Maharashtra, India

2.           Certain of Borrower’s Subsidiaries’ customers maintain logistics hubs or warehouses and Borrower’s Subsidiaries’ ship finished goods inventory to such warehouses.  The inventory remains the property of Powerwave until the customer pulls the inventory and notifies the applicable Subsidiary.  The logistics hubs are either operated by a third party or by the customer.

3.           In addition, in the ordinary course of business Borrower’s Subsidiaries’ occasionally provide limited quantities of products and test equipment to customers for evaluations or trials.